UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2005

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord,	NC 28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 9, 2005, Speedway Motorsports, Inc. (the “Company”) announced, in a joint press release with International Speedway Corporation (“ISC”), that SMISC, LLC (“SMISC”) had consummated the acquisition of Action Performance Companies, Inc. (“Action”) through the merger of Motorsports Authentics, Inc., an indirect, wholly owned subsidiary of SMISC (“Motorsports Authentics”) with and into Action (the “Merger”). The Merger was consummated pursuant to the Agreement and Plan of Merger, dated as of August 29, 2005, among SMISC, Motorsports Authentics and Action. SMISC will pay approximately $246 million in cash, or $13.00 per common share, to holders of Action’s outstanding common stock as of the closing of the Merger and certain holders of options and warrants to purchase Action common stock. The joint press release announcing the consummation of the Merger is attached hereto as Exhibit 99.1.

Following the Merger, SMISC intends to continue to analyze and implement various strategies to integrate and expand Action’s businesses. SMISC expects this process to include evaluation of Action’s operations and strategic plans for merchandising and marketing plans, inventory, information technology and other areas of potential synergy with SMISC’s or its subsidiaries’ existing operations. SMISC intends to account for the acquisition using the purchase method, and the Company’s 50% share of the operating results of Motorsports Authentics, including Action after acquisition, are expected to be included in the Company’s consolidated statements using the equity method of accounting.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Joint Press Release of Speedway Motorsports, Inc. and International Speedway Corporation dated December 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.
(Registrant)

Date: December 9, 2005	By:	/s/ William R. Brooks
William R. Brooks
Executive Vice President and Chief Financial Officer